Exhibit 99.1

Supreme Industries Reports Third Quarter 2014 Results

Third Quarter GAAP Earnings Per Diluted Share Increased to $0.15 Versus $0.09 in Prior Year

Goshen, Ind.—October 23, 2014— Supreme Industries, Inc. (NYSE MKT: STS), a leading manufacturer of specialized commercial vehicles including truck bodies, trolleys and specialty vehicles, today announced financial results for its third quarter ended September 27, 2014.

2014 Third Quarter Results

Consolidated net sales from continuing operations increased to $58.0 million in the third quarter of 2014, compared with $56.7 million last year. Net income per diluted share improved to $0.15 in the third quarter of 2014, versus $0.09 last year, which included a $1.0 million after-tax loss related to its discontinued shuttle bus operations.

“Medium-duty sales are showing continued strength, which is in line with related industry reports,” said Mark Weber, President and Chief Executive Officer. “These customers are generally optimistic concerning their respective market conditions and anticipate continued growth well into 2015.”

Gross profit from continuing operations in the quarter was $11.3 million, or 19.5% of sales, compared with $11.6 million, or 20.5% of sales, in the prior-year quarter. The decrease of $0.3 million is primarily due to product and customer mix.

Operating income from continuing operations was $3.8 million, compared with $4.0 million in last year’s third quarter.  Income tax expense was unchanged year-over-year at $1.2 million. Net income from continuing operations was $2.5 million, essentially unchanged from the same quarter a year ago. On a continuing operations basis, third quarter net income per diluted share was $0.15 in both years.

2014 Nine-Month Results

Consolidated net sales from continuing operations in the nine-month period increased to $183.0 million, up from $181.9 million last year.

Gross margin for the nine-months was 18.5% of sales, compared with 20.5% in the prior year. The lower margin reflects a chassis shortage and severe weather impact in the first quarter of 2014, and a higher mix of sales to fleet customers compared with last year. Correspondingly, gross profit declined to $33.8 million, compared with $37.2 million in last year’s comparable nine-month period.

Operating income was $10.6 million, compared with $14.4 million in 2013, and income from continuing operations was $6.9 million for the nine-months of 2014, down from $9.1 million last year.

The Company’s discontinued shuttle bus operations generated a $1.6 million after-tax net loss during the current year nine-month period, compared with a loss of $4.3 million last year. Including the negative impact on 2013’s results from discontinued operations, reported net income improved to $5.4 million, or $0.32 per diluted share, up from reported net income of $4.8 million, or $0.29 per diluted share, in last year’s comparable period.

Supreme Industries, Inc.

2581 East Kercher Road • PO Box 463 • Goshen, IN 46527

“Throughout the first three quarters of 2014, we have made steady progress towards our strategic goals.  We have actively addressed under-performing business units, invested capital to target growth and efficiency, and elevated customer focus across the organization. These initiatives have improved our financial performance allowing us to reinstate a cash dividend to shareholders for the first time since 2008,” Weber said. “In addition, our new and innovative products employing our proprietary FiberPanel™ HC sidewalls are generating interest in the market. This recently translated into securing orders for trucks built with these new body panels. These internal efforts, combined with steady market demand, give us optimism as we close out 2014 and look ahead to next year.”

Sales order backlog at the end of the quarter was $50.8 million, compared with $68.7 million at the end of the third quarter 2013.  A major fleet customer ordered in the fall of 2013, elevating the backlog, but returned to their normal ordering pattern in the spring of 2014.

Additional financial highlights:

•                  Cash and cash equivalents increased to $11.4 million, up from $3.9 million at December 28, 2013.

•                  Net cash provided by operating activities during the 2014 nine-months was $6.3 million, compared with $2.3 million of net cash generated by operations in the same period of 2013.

•                  Stockholders’ equity increased to $79.8 million at September 27, 2014, compared with $74.1 million at December 28, 2013.

•                  Book value, on a per share basis, grew to $4.87 at quarter-end versus $4.59 at the end of 2013.

Conference Call Information

A conference call will be held tomorrow, October 24, 2014, at 9:00 a.m. ET to review the third quarter and nine-month results. To participate in the live call, dial 877-300-8521 (International: 412-317-6026) 10 minutes before the call begins, or 8:50 a.m. ET. The conference ID is 10054007. The call also will be streamed live and can be accessed at http://www.SupremeInd.com. Those unable to participate in the live conference call may access a replay, which will be available on Supreme’s website for approximately 30 days.

About Supreme Industries

Supreme Industries, Inc. (NYSE MKT: STS), is a nationwide manufacturer of truck bodies, trolleys and specialty vehicles produced to the specifications of its customers. The Company’s transportation equipment products are used by a wide variety of industrial, commercial and law enforcement customers.

News releases and other information on the Company are available on the Internet at: http://www.supremeind.com or http://www.b2i.us/irpass.asp?BzID=1482&to=ea&s=0

Other than historical facts contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, and reflect the view of management with respect to future events. When used in this report, words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” and similar expressions, as they relate to Supreme or its plans or operations, identify forward-looking statements. Such forward-looking statements are based on assumptions made by, and information currently available to, management. Although management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that the expectations reflected in such forward-looking statements are reasonable, and it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from such expectations include, without limitation, an economic slowdown in the specialized vehicle industry, limitations on the availability of chassis on which Supreme’s product is dependent, availability of raw materials, raw material cost increases and severe interest rate increases. Furthermore, Supreme can provide no assurance that any raw material cost increases can be passed on to its customers through implementation of price increases for Supreme’s products. The forward-looking statements contained herein reflect the current view of management with respect to future events and are subject to those factors and other risks, uncertainties and assumptions relating to the operations, results of operations, cash flows and financial position of Supreme. Supreme assumes no obligation to update the forward-looking statements or to update the reasons actual results could differ from those contemplated by such forward-looking statements.

CONTACT:

Investor and Media Contact:

Matthew J. Dennis, CFA

Investor Relations

574-228-4130

—FINANCIAL RESULTS FOLLOW—

Supreme Industries, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 27, 2014	Sept. 28, 2013	Sept. 27, 2014	Sept. 28, 2013
Net Sales	$58,023,699	$56,656,038	$182,969,324	$181,936,497
Cost of sales	46,736,407	45,041,492	149,153,869	144,696,014
Gross profit	11,287,292	11,614,546	33,815,455	37,240,483

Selling, general and administrative expenses	7,783,492	7,733,558	23,604,955	23,665,263
Other income	(299,148)	(88,908)	(398,343)	(812,603)
Operating income	3,802,948	3,969,896	10,608,843	14,387,823

Interest expense	101,983	289,048	255,429	426,613
Income from continuing operations before income taxes	3,700,965	3,680,848	10,353,414	13,961,210

Income tax expense	1,232,000	1,189,395	3,405,000	4,885,480
Income from continuing operations	2,468,965	2,491,453	6,948,414	9,075,730

Discontinued operations:
Gain on sale of discontinued operations, net of tax	—	—	87,036	—
Operating loss from discontinued operations, net of tax	—	(960,016)	(1,654,459)	(4,315,356)
Loss from discontinued operations, net of tax	—	(960,016)	(1,567,423)	(4,315,356)
Net income	$2,468,965	$1,531,437	$5,380,991	$4,760,374

Basic income (loss) per share:
Income from continuing operations	$0.15	$0.15	$0.42	$0.56
Loss from discontinued operations	—	(0.06)	(0.09)	(0.26)
Net income	$0.15	$0.09	$0.33	$0.30

Diluted income (loss) per share:
Income from continuing operations	$0.15	$0.15	$0.41	$0.55
Loss from discontinued operations	—	(0.06)	(0.09)	(0.26)
Net income	$0.15	$0.09	$0.32	$0.29

Shares used in the computation of income (loss) per share:

Basic	16,385,403	16,160,518	16,311,598	16,087,864
Diluted	16,762,994	16,546,113	16,714,412	16,425,542

Supreme Industries, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	Sept. 27, 2014	Dec. 28, 2013
	(Unaudited)
Assets
Current assets	$66,875,803	$65,923,357
Property, plant and equipment, net	46,164,997	46,387,839
Other assets	990,965	1,219,655
Total assets	$114,031,765	$113,530,851

Liabilities
Current liabilities	$23,344,086	$28,343,456
Long-term liabilities	10,867,560	11,107,228
Total liabilities	34,211,646	39,450,684
Total stockholders’ equity	79,820,119	74,080,167
Total liabilities and stockholders’ equity	$114,031,765	$113,530,851